UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 25, 2015

COMMUNITY SHORES BANK CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	000-51166	38-3423227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1030 W. Norton Avenue, Muskegon, Michigan		49441
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		231-780-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Effective November 25, 2015, the Board of Directors of Community Shores Bank Corporation (the “Company” or “Community Shores”) decided to extend the expiration date of its previously announced rights offering to 5:00 p.m., Eastern Time, on December 15, 2015.

On October 28, 2015, the Company commenced a rights offering by distributing nontransferable subscription rights to its shareholders of record as of October 12, 2015. Each shareholder of record received 1.7488 rights for each share of the Company’s common stock they owned as of the record date. Each right enables its holder to purchase one share of the Company’s common stock at price of $2.55 per share. Additionally, rights holders have been given an oversubscription privilege to subscribe for a portion of the Rights Offering shares that are not purchased by other rights holders. The Company is offering up 2,568,627 shares of the Company’s Common Stock in the Rights Offering for total proceeds of up to $6,550,000.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, and there will be no sale of any securities in any state in which such an offer, solicitation, or purchase would be unlawful prior to the registration or qualification of such securities under the securities laws of any such state. The offer of the securities issuable upon exercise of the rights is made only by means of the prospectus dated October 28, 2015, as supplemented, forming a part of the Company’s registration statement filed with and declared effective by the SEC, and related documents. A copy of the prospectus may be obtained, free of charge, on the SEC’s website at www.sec.gov, or by contacting Patricia Siembida, Executive Secretary of Community Shores Bank at 231-780-1858. Before you invest, you should carefully read the prospectus and other documents Community Shores has filed with the SEC for more complete information about Community Shores and the rights offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY SHORES BANK CORPORATION

By:	/s/ Tracey A. Welsh
Tracey A. Welsh Senior Vice President, Chief Financial Officer and Treasurer

Date: November 25, 2015